UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

November 1, 2006

APOGEE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10456	04-3005815
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

129 Morgan Drive
Norwood, Massachusetts 02062
(781) 551-9450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(a)           Apogee Technology, Inc. (the “Company”) was notified on November 1, 2006 that the Company does not meet certain continued listing standards, as set forth in Part 10 of the AMEX Company Guide (the “Company Guide”) and has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide.  As the Company shareholders’ equity was approximately $3.97 million as of June 30, 2006, the Company is not in compliance with Section 1003 (a) (ii) of the Company Guide as it has shareholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.  The Company is also not in compliance with Section 1003 (a) (iii) of the Company Guide as it has shareholders’ equity of less than $6 million and losses from continuing operations in its five most recent fiscal years.

According to the AMEX notice, the Company must submit a plan by December 1, 2006, advising of the action it has taken, or will take, to bring the Company into compliance with Sections 1003(a) (ii) and 1003(a) (iii) of the Company Guide within a maximum of 12 months.

If the plan is accepted, the Company will be permitted to continue its listing during the plan period, but such continued listing will be subject to periodic review to determine whether the Company is making progress consistent with the plan.

The Company intends to issue a formal plan to AMEX before December 1, 2006 to address the issues raised by the AMEX.

(b) - (d) Not applicable.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits

99.1	Letter from the American Stock Exchange dated November 1, 2006.
99.2	Press release dated November 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE TECHNOLOGY, INC.

Dated: November 6, 2006	By:	/s/ Herbert M. Stein
Herbert M. Stein President, Chief Executive Officer and Chairman of the Board